Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I want to take this opportunity to explain Wells’ stance regarding the distribution of cash from operations for our Limited Partnership products. The two primary approaches that could be used for distributing income are:

1.	Pay out all cash from operations as it is available from quarter to quarter or

2.	Adjust the quarterly payout amounts down in order to keep a consistent stream of cash to investors from quarter to quarter.

At Wells we have chosen to take the first approach. Rather than withholding portions of cash in anticipation of future tenant improvements and other capital expenditures, I believe that you should have the ability to use your earnings based on your own preference. While this could mean some fluctuation in your quarterly distributions, our communication strategy is designed to give you as much notice as possible if and when we foresee that distributions could be retained to cover the various expenses associated with managing the Partnership(s), allowing you to plan accordingly.

I also wanted to alert you to a recent transaction regarding Cirrus Logic that could have a significant tax effect for you. In August 2004, the General Partners executed a lease termination agreement with Cirrus Logic in favor of a $4.27 million termination payment. This transaction was pursued based on our concerns over the tenant’s long-term viability. The tenant paid $800,000 as a reimbursement for leasing costs, $1,300,000 for future leasing costs, $500,000 for operating expenses while the property is vacant, and $1,673,000 as an additional termination fee. You should note that the payments for future leasing costs and operating expenses ($1,800,000) have been placed in an escrow account and will be earned as certain events occur in the future. Only the $1,673,000 will be considered as taxable income in the current year.

The third quarter 2004 operating distributions to the Class A unit holders in Wells Fund VIII increased to 9.50%, largely due to the Cirrus Logic termination payment. The General Partners anticipate, however, that operating distributions may be reserved in the fourth quarter of 2004 due to the level of re-leasing costs associated with the Gambro lease at 15253 Bake Parkway and the CH2M Hill lease; the reduction in operating cash flow resulting from the sale of Hannover Center; and the vacancy at 305 Interlocken Parkway resulting from the early lease termination of Cirrus Logic.

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosures

cc:  Financial Representative

Wells Real Estate Fund VIII, L.P. Fact Sheet            VIII

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
AT&T – TX	100%	55%
BellSouth	100%	32%
CH2M Hill	92%	63%
305 Interlocken Parkway (formerly known as Cirrus Logic)	0%	55%
Hannover Center	SOLD	63%
15253 Bake Parkway (formerly known as the Quest Building)	100%	46%
Tanglewood Commons	99%	32%
U.S. Cellular	100%	55%
WEIGHTED AVERAGE	87%

FUND FEATURES

OFFERING DATES	January 1995 – January 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	82% to 18%

AMOUNT RAISED	$32,042,689

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund VIII is moving from the holding phase and beginning the positioning-for-sale phase of its life cycle. One asset has been sold, with the closing of Hannover Center in April 2004 as part of the Stockbridge Village sale. Our focus on the remaining assets involves maintaining the current high occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will ultimately result in the best disposition pricing for our investors.

The recent sale of the Hannover Center property on April 29, 2004, was a highlight for the Fund. The sale capitalized on the current strong investor demand for grocery-anchored shopping centers in the market. We also have signed a new lease at the 15253 Bake Parkway building for a 10-year term beginning in November 2004, but the Fund will have to absorb its pro-rata share of the re-leasing costs this year. In August 2004, we executed a lease termination agreement with Cirrus Logic, in favor of a $4.27 million termination payment. The remainder of the portfolio continues to enjoy high occupancy levels, with the portfolio average at 87%.

The third quarter 2004 operating distributions to the Class A unit holders increased to 9.50%, largely due to the Cirrus Logic termination payment. However, given the level of re-leasing costs associated with the Gambro lease at 15253 Bake Parkway and the reduction in operating cash flow resulting from the sale of Hannover Center and the vacancy at 305 Interlocken Parkway, the General Partners anticipate that operating distributions may be reserved in the near term. We also expect that the Fund will have to absorb its pro-rata share of projected capital expenditures at the CH2M Hill building, where we are negotiating a lease renewal with the tenant. As we move into 2005 and the details surrounding the extent of the capital requirements become known, the General Partners will evaluate if distributions of net sale proceeds from the Hannover Center sale are appropriate.

We would like to highlight that, through September 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $21.1 million since inception, which equates to approximately 73% of the $28.9 million originally invested. Limited partners who have held Class B units since inception have cumulatively received $10.00 per unit in allocated tax losses through December 31, 2003. No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund VIII, L.P. Fact Sheet            VIII

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	9.50%	Reserved	9.50%	—	—
2003	9.50%	9.50%	9.50%	9.50%	9.50%
2002	9.50%	9.50%	9.50%	9.50%	9.50%
2001	8.75%	9.25%	9.75%	9.75%	9.38%
2000	9.14%	9.24%	9.00%	8.39%	8.94%
1999	8.60%	8.80%	9.00%	8.99%	8.85%
1998	8.37%	8.52%	8.61%	8.83%	8.58%
1997	4.17%	5.04%	7.54%	8.03%	6.20%
1996	4.25%	4.19%	4.30%	4.84%	4.40%
1995	0.00%	0.00%	0.00%	11.19%	2.80%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
—	7.00%	18.21%	17.97%	16.21%	14.92%

Property Summary

•	The AT&T Texas building is currently 100% leased through July 2011.

•	The BellSouth building in Jacksonville, Florida, is currently 100% leased. Leases for both tenants of the building expire in 2006.

•	The CH2M Hill property, located in Gainesville, Florida, is approximately 92% leased to a single tenant. This lease expires in November 2005, and we are currently negotiating with the tenant to renew the lease.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. Based on concerns over the tenant’s long-term viability, the General Partners negotiated a lease termination with the tenant in August 2004. The tenant paid $800,000 as a reimbursement for leasing costs, $1,300,000 for future leasing costs, $500,000 for operating expenses while the property is vacant, and $1,673,000 as an additional termination fee. We are aggressively working on re-leasing this building at this time.

•	The Hannover Center property was sold on April 29, 2004, and approximate net sale proceeds of $1,079,000 have been allocated to the Fund. The General Partners are currently reserving these proceeds in order to fund the re-leasing costs at 15253 Bake Parkway and anticipated capital expenditures at CH2M Hill. As we move into 2005 and the extent of these capital requirements becomes known, the General Partners will determine if all, or a portion of, these net sale proceeds can be distributed in 2005.

•	The 15253 Bake Parkway building is located in Orange County in southern California. We are pleased to report that a new lease has been signed for the entire building with a new tenant (Gambro). This lease will begin on November 1, 2004, and extends through January 31, 2015. With this new lease in place, we are now marketing this asset for sale.

•	The Tanglewood Commons shopping center continues to be well-occupied at 99%. The Fund has sold a land outparcel at Tanglewood in 2002, resulting in an allocation of net sale proceeds of approximately $170,000 to the Fund. These proceeds have been reserved as the General Partners review the potential capital needs at the remaining properties in the Fund.

•	The U.S. Cellular building, located in Madison, Wisconsin, is 100% leased through May 2007.

For further information, please refer to Fund VIII’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds